CODE OF ETHICS, POLICY AND

                          COMPLIANCE PROGRAM CONCERNING

                         MATERIAL NON-PUBLIC INFORMATION

         Reed, Conner & Birdwell, LLC (RCB) employees are subject to the policies and procedures of RCB including the Code of Ethics (the "Code"), the Policy Concerning Materials Non-Public Information (the "Policy"), and the Compliance Program Concerning Material Non-Public Information (the "Compliance Program"). All personnel are required to read and be familiar with the Code, the Policy, and the Compliance Program, which are attached.

                                 CODE OF ETHICS

                                  January, 2005

         The policy of RCB is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of RCB, or its officers, partners and employees, and the interests of RCB's advisory clients ("Clients"). The Investment Company Act and rules require that RCB establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit.

         This Code of Ethics has been adopted by RCB to meet those concerns and legal requirements. Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to RCB's designated Compliance Officer, Daniele Beasley. If the Compliance Officer is not available, questions should be directed to a principal of RCB or its Counsel.

I.       STATEMENT OF PRINCIPLES

         GENERAL PROHIBITIONS. The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Clients to:

         a.       employ any device, scheme or artifice to defraud Clients;

         b. make any untrue statement of a material fact, omit to state a material fact or in any way mislead Clients regarding a material fact;

         c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients; or

         d.       engage in any manipulative practice with respect to Clients.

PERSONAL SECURITIES TRANSACTIONS. The Code regulates personal securities transactions as a part of the effort by RCB to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which the person subject to this Code has a beneficial interest. Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example), and shares of any open-end investment companies for which RCB serves as investment adviser or sub-adviser. Including the CNI Charter RCB Small Cap Value Fund (the "Fund").

         Beneficial interest in a security exists when an individual has, directly or indirectly, the opportunity to profit or share in any profit derived from action in the security; or when there is an indirect interest, including beneficial ownership by the individual's spouse or minor children or other dependents living in the individual's household; or where securities are held by a partnership of which the individual is a general partner. Technically, the rules under Section 16 of the Securities Exchange Act of 1934 will be applied to determine if a beneficial interest in a security exists (even if the security would not be within the scope of section 16). A copy of Rule 16a-1(a), defining beneficial ownership, is attached as Appendix A.

         In any situation where the potential for conflict exists, transactions for Clients must take precedence over any personal transaction. The people subject to this Code owe a duty to Clients to conduct their personal securities transactions in a manner which does not interfere with Clients' portfolio transactions or otherwise take inappropriate advantage of their relationship with Clients. Personal securities transactions must comply with the Code of Ethics and should avoid any actual or potential conflict of interest between your interests and Clients' interests.

         Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

II.      HOW THE CODE'S RESTRICTIONS APPLY

         The restrictions on personal securities transactions in Section III and the compliance procedures in Section IV differentiate among groups of people based on their positions and responsibilities with RCB. The groups are:
INVESTMENT PERSONNEL AND ACCESS PERSONNEL.

         A. INVESTMENT PERSONNEL (individually, an "investment person") means any employee who, in connection with his or her regular functions or duties makes, or participates in making, recommendations or investment decisions for Clients, or obtains information regarding the purchase or sale of securities for Clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Investment personnel include:

                      o        RCB portfolio managers;

                      o        analysts working for RCB;

                      o        traders;

                      o        portfolio accounting personnel;

                      o support staff working directly with portfolio managers, analysts, or traders; and


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

                      o        partners and officers of RCB.

                  ACCESS PERSONNEL (individually, an "access person") means any RCB employee who is not an investment person as described above. A NON-EMPLOYEE DIRECTOR/MANAGER OF RCB IS NEITHER AN INVESTMENT PERSON NOR AN ACCESS PERSON.

III.     PROHIBITIONS AND RESTRICTIONS

         A. NO TRANSACTIONS WITH CLIENTS. No investment person, access person or non-employee director shall knowingly sell to or purchase from Clients any security or other property, except securities issued by Clients.

         B. NO CONFLICTING TRANSACTIONS. No investment person or access person shall purchase or sell any security, other than a listed index option or futures contract, in which such person has or would thereby acquire a beneficial interest, which security the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by Clients, until Clients' transactions have been completed or consideration of such transactions has been abandoned.

         C. PRIVATE PLACEMENTS. No investment person or access person shall acquire any security in a private placement without the express written prior approval of the Compliance Officer. In deciding whether that approval should be granted, each of those persons will consider whether the investment opportunity should be reserved for Clients, and whether the opportunity has been offered because of the person's relationship with Clients. An investment person who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer by Clients. Any investment decision for Clients relating to that security must be made by other investment personnel.

         D.       DISCLOSURE OF PORTFOLIO SECURITIES

                  (a) to persons providing services to CNI Charter Funds (the "Trust") or the Fund who have a need to know such information in order to fulfill their obligations to the Trust or the Fund, such as portfolio managers, administrators, custodians, and the Trust's Board of Trustees;

                  (b) in connection with the periodic reports that are available to shareholders and the public;

                  (c) to mutual fund rating or statistical agencies or persons performing similar functions who have signed a confidentiality agreement with the Trust;

                  (d) pursuant to a regulatory request or as otherwise required by law; or

                  (e) to persons approved in writing by the Compliance Officer of the Trust.


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

         E. GIFTS. No investment person or access person may accept any gift or other thing of more than a $250 value from any person or entity that does business with or on behalf of RCB, or seeks to do business with or on behalf of RCB. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, excluded from this prohibition are an occasional meal, ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose.

         F. SERVICE AS A DIRECTOR. No investment person or access person may serve as member of the board of directors of any publicly traded company, without the prior written approval of the Compliance Officer, based on a determination that the board service would not be inconsistent with the interests of RCB or of its Clients. If an investment person is serving as a board member, that investment person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

IV.      COMPLIANCE PROCEDURES

         A. EXECUTION OF PERSONAL SECURITIES TRANSACTIONS. All personal securities transactions must be conducted through brokerage accounts that have been identified to the Compliance Officer (or in her absence, Donn Conner or Jeff Bronchick). Each such brokerage account must be set up to deliver duplicate copies of all confirmations and statements to the Compliance Officer. No exceptions to this policy will be made.

         B. PRE-CLEARANCE. Except as provided below, all personal securities transactions for investment personnel, must be cleared in advance by the Compliance Officer (or in her absence, Donn Conner or Jeff Bronchick).

                  Transactions in the following securities are exempt from the pre-clearance requirement:

                  1. securities listed as exempt in Section V;

                  2. municipal securities;

                  3. straight debt securities; and

                  4. listed index options and futures

         C.       BLACKOUT PERIODS.

                  1. INVESTMENT PERSONNEL. No personal securities transaction of an investment person will be cleared (as provided in B., above) if (1) a conflicting order is pending for any clients or (2) RCB is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or for an option on or a warrant for that security, which has not been fully executed. A purchase or sale of a security is being "actively considered" (a) when a recommendation to purchase or sell has been made for any Client and is pending, or,
                           (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

                           Absent extraordinary circumstances, a personal securities transaction for an investment person will not be approved until the business day after completion of any transaction for any Client.

                  2. ACCESS PERSONNEL. No personal securities transaction of an access person may be executed on a day during which an order is pending for any Client in the same security until that order is fully executed or withdrawn.

                  3. PROHIBITION ON SELLING RECENTLY ACQUIRED SHARES OF THE FUND. Investment personnel and access personnel may not sell shares of the Fund within 60 days of acquiring the shares, or profit in the purchase and sale, or sale and purchase, of shares of the Fund within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the Fund.

                           This prohibition does not apply to purchases of a security issued by City National Corporation ("CNC") or shares of the Fund that are effected pursuant to automatic payroll deduction in the CNC Profit Sharing Plan. However, transactions that override or change the portions of assets allocated to the Fund are subject to this prohibition.

         D. DISCLOSURE OF PERSONAL HOLDINGS. Each investment person or access person shall disclose his or her personal securities holdings upon commencement of employment with RCB (Attachment
                  A), and annually thereafter (Attachment B) as of December 31 of each year. Reports shall be delivered to the Compliance Officer no later than January 31 of each year.

         E.       REPORTING PERSONAL SECURITIES TRANSACTIONS.

                  1. Each investment person and access person shall (i) identify to RCB any brokerage account in which the person has a beneficial interest and (ii) instruct the broker to deliver to RCB's Compliance Officer duplicate confirmations of all transactions and duplicate monthly statements.

                  2. For investment personnel and for access personnel who choose to execute all personal securities transactions through RCB's trading desk, the trading department will provide to RCB's compliance department information about transactions in the accounts of persons subject to the Code.

                           Any personal securities transaction of an investment person or access person which for any reason does not appear in the brokerage records


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

                           described above shall be reported to RCB's Compliance Officer within 10 days after the end of the month in which the transaction took place.

                  3. Transactions involving a security issued by CNC or shares of the Fund effected pursuant to automatic payroll deduction in the CNC Profit Sharing Plan will be reported directly to RCB Compliance by the Plan recordkeeper. You will not be required to include these transactions on your report. However, transactions that override or change the portion of assets allocated to a security issued by CNC or to the Fund are required to be reported.

                           You have the ability to opt out of having your CNC Profit Sharing Plan activity reported directly to RCB Compliance by the Plan recordkeeper. If you choose to opt out, you must notify RCB Compliance in writing and you will be responsible for providing the transaction activity on your quarterly transaction report.

         F. REPORTS MAY BE IN ANY FORM. Except for the initial reports, reports filed by investment or access personnel for transactions executed through outside brokerage accounts may be in any form (including copies of confirmations or monthly statements) but must include (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved; (ii) the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected; and (v) the name of the reporting person. Confirmations may not be used in lieu of the initial or annual report.

         G. CERTIFICATION OF COMPLIANCE. Each investment person and access person is required to certify annually that he or she has read and understands the code and recognizes that he or she is subject to the code. Each investment person and access person is required to certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the code. To accomplish this, the Compliance Officer shall annually distribute a copy of the code and request certification by all covered persons. The Compliance Officer shall be responsible for ensuring that all personnel comply with the certification requirement.

V.       EXEMPT TRANSACTIONS

The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Section III (Restrictions on Personal Securities Transactions) and Section IV (Compliance Procedures) of this Code shall not apply to:

         A. Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control.

         B.       Purchases or sales of:

                  1.       U.S. government securities;

                  2.       shares  of  open-end  investment   companies  (mutual
                           funds), other than the Fund.

                  3.       bank certificates of deposit or commercial paper.

         C. Purchases or sales over which persons subject to this Code have no control;

         D. Purchases which are part of an automatic dividend reinvestment plan;

         E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

         F. Purchases or sales which receive the prior approval of the Compliance Officer, because they are not inconsistent with this Code or the provisions of Rule 17j-l(a) under the Investment Adviser's Act of 1940. A copy of Rule 17j-l is attached as Appendix B.

VI.      CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE

         Compliance with this Code of Ethics is a condition of employment by RCB. Prompt notification of any violations will be reported to Senior Management. Taking into consideration all relevant circumstances, the principals of RCB will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, suspension, or termination of employment.

         Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by RCB to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

VII.     RETENTION OF RECORDS

         The Compliance Officer shall maintain the records listed below for a period of six years at RCB's principal place of business in an easily accessible place:

         A.       a list of all persons subject to the Code during the period;

         B.       receipts   signed  by  all   persons   subject   to  the  Code
                  acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

         C. a copy of each report filed pursuant to the Code and a record of any known violations and actions as a result thereof during the period.


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


                          REED, CONNER & BIRDWELL, LLC

                POLICY CONCERNING MATERIAL NON-PUBLIC INFORMATION

I.       INTRODUCTION

It is the policy of this firm to prohibit the improper use of material non-public information. The federal securities laws have for many years prohibited the improper use of material non-public information. There has been a lot of recent publicity and developments regarding the misuse of insider information by securities professionals. Because of these developments, and for the protection of our firm and its clients, the firm is adopting a specific written policy concerning the handling and use of material non-public information.

II.      WHAT IS MATERIAL NON-PUBLIC INFORMATION?

         A. GENERAL. There is no specific or precise definition of "material non-public information". The courts, Congress and the Securities and Exchange Commission ("SEC") have not formed an exact definition. This section is intended to provide guidance as to the type of matters that may be deemed material non-public information. The term material non-public information has two parts, "material" and "non public".

         B. NON-PUBLIC INFORMATION. "Non-public" means information which has not been publicly disclosed by press release, the issuer's reports or otherwise, to the public. The public generally means the SEC, the press, and the general investing public.

         The key aspect of "non-public" is whether or not the information has been disseminated to the general investing public and the investment community. Even though a company has issued a press release to the wire services, information in the press release would be considered non-public until such time as it appears on one of the wire services. "Disseminated" to the public means that a sufficient period of time has elapsed for the public to obtain and absorb the information.

         If the information would not normally appear on the wire services, the information would be considered non-public until such time as the information has had an opportunity to be disseminated to the public generally. In the case of small over-the-counter stocks, this could be as long as 48 hours, or possibly longer if a press release did not appear in the press and was mailed to the general public or shareholders. If you have questions as to what is public or what is non-public, consult the Compliance Officer.

         Although the term "insider information" is often heard, this phrase is misleading since prohibited information may include information not emanating from an insider.

         For example, material non-public information may include market information such as front running. Front running is considered a violation of the securities laws and self-regulatory organizations' rules. An example of front running is where one knows of a stock sale to be made for a client on the New York Stock Exchange, which is large enough to likely depress the security's price. In such instance, it is illegal to position one's self, or the firm or clients on the other side of the transaction by selling options before the New York Stock Exchange transaction is disseminated over the tape. Another example is information about an undisclosed and yet to be announced tender offer.

         C. MATERIAL INFORMATION. "Material" information is information that is important to a reasonable investor in evaluating whether to buy, hold or sell a security. Determining what is "material" is usually the most difficult question. A securities professional will receive hundreds of pieces of information, none of which in and of itself may be material, but when put together into a "mosaic" may become material.

         The Supreme Court has held that an analyst is permitted to make fair inquiry to officials of a company to glean whatever information may be obtained. In fact, the Supreme Court endorses the use of analysts to obtain information from companies as being in the public interest. The analyst is permitted to use bits and pieces of information. The Supreme Court has permitted an analyst to use information obtained from an issuer to construct a mosaic, which is in itself material so long as the information was not IMPROPERLY obtained. However, an analyst would be obtaining information IMPROPERLY if the analyst knew (or should have known) that the offeror or employee was not permitted to disclose the information or was disclosing the information for improper purposes (such as a bribe or a future favor.)

         Notwithstanding the Supreme Court, the SEC continues to maintain that an analyst may not trade on, use or deal with "material non-public" information, whether or not improperly obtained. The SEC's basic position is to attempt to always have a level playing field for all investors. The SEC continues to take the position that a securities professional may not recommend, purchase or sell securities, or pass on information that is material and non-public. If you have a question as to what is material, please consult the RCB Compliance Officer.

         D. QUESTIONS REGARDING MATERIAL NON-PUBLIC INFORMATION. Obviously, there will be questions from time to time as to what information is both non-public and material. Since both of these terms are ill defined, vague and subject to conflicting interpretations, any questions you have should be brought to the attention of RCB's Compliance Officer.

PENALTIES

The federal securities laws and criminal laws provide extreme penalties for persons who misuse material non-public information. The Insider trading and Securities Fraud Enforcement Act of 1988 Provides a penalty of up to 10 years imprisonment for each offense (i.e. each use of the mails or telephone) together with a fine for each offense of $1,000,000 for individuals and $2,500,000 for corporations. In addition, the SEC is empowered to obtain a civil penalty of three times the amount lost by the public. In many cases this will be considerably more than three times the amount, which someone could have made. The SEC also may bar individuals from the commodities, securities and other financial businesses in the event of a violation.



III.     TO WHOM DO THE PENALTIES APPLY?

         The penalties apply not only to firms but also to individuals. The law specifically provides for liability for the controlling persons of a firm. The liability does not necessarily attach only to personnel. It will attach to anyone working with or for a firm under its direction, such as temporary employees.

IV.      WHAT IS PROHIBITED?

         The SEC and the courts have taken the position that two things are prohibited:

         (1)      passing on material non-public information; and

         (2) buying or selling of securities on the basis of material non-public information.

         The SEC takes the position that if one receives information, which is material and non-public, that person and his firm must take no action until such time as the information has been disseminated to the public. If the source of the information refuses to disclose the information to the public, the SEC expects that the receiving person either do nothing, which is usually impossible for an investment adviser who has clients invested in the security, or report it to the SEC. A person receiving material non-public information who himself does not trade on such information nevertheless may be liable if he passes on the information to someone else, who then trades.

V.       TYPES OF SECURITIES COVERED

         The prohibitions apply to all types of securities including government securities, municipal securities, corporate debt, bonds, debentures, convertibles, preferred stock, equities, commercial paper, notes, options and other types of derivative products. The insider trading prohibitions apply not only to United States persons and United States securities, but also in most cases to any United States person dealing in foreign securities or with foreign persons.

VI.      QUESTIONS

         All questions concerning this policy should be brought to the attention of the Compliance Officer.

                               COMPLIANCE PROGRAM
                               CONCERNING MATERIAL
                             NON-PUBLIC INFORMATION

INTRODUCTION

         RCB (the "firm") has a policy prohibiting the improper use of material non-public information. This program sets forth the firm's procedures for detecting possible improper use or handling of material non-public information.

1.       FIRM POLICY

         1.1 POLICY. It is the policy of this firm to prohibit the improper use or handling of material non-public information as explained in the Policy Statement (the "Policy"). This Policy has been adopted by the firm's management and is to be vigorously enforced through this Compliance Program (the "Program").

         1.2      PROHIBITIONS

                  1.2.1 The Policy prohibits the purchase or sale of securities of any type or sort for the firm, its clients or its investment personnel or access personnel as defined in the firm's Code of Ethics (investment personnel and access personnel are collectively referred to as "personnel", and individual personnel are referenced as "person(s)') on the basis of material non-public information.

                  1.2.2 The Policy also prohibits the firm, and personnel, from attempting to improperly obtain material non-public information.

                  1.2.3  The  Policy   prohibits  the  passing  on  of  material
non-public information except in those few instances where there is a privilege, such as to the firm's attorneys, or where otherwise permitted by law.

2.       ADMINISTRATION AND ENFORCEMENT OF FIRM'S POLICY

         2.1 ADMINISTRATION. Management has adopted as the policy of the firm the Policy and this Program, and all personnel must comply with the Policy. The Policy will be enforced by firm management in accordance with this Program. The principal administrative responsibility for the firm's Policy and the Program will rest with the firm's Compliance Officer, or her designee.

         2.2 SANCTIONS. As explained in the Policy, the legal sanctions for improper use of material non-public information are severe. Furthermore, the firm reserves the right to discipline or terminate any personnel for violation of the policy.

3.       NOTIFICATION PROCEDURE

         3.1 INITIAL NOTIFICATIONS. All personnel will be required to execute the letter attached as Attachment A (Policy Letter), acknowledging the firm's policy and agreeing to provide to the firm the following:

                  3.1.1 Name of any entity with which such person has an investment account, the number of the account and address of the entity carrying the account.

                  3.1.2 Copies of account statements showing all transactions monthly, or, if not issued monthly, quarterly, for the benefit of such person or for the benefit of any member of the household of such person.

                  3.1.3 "Household" includes anyone residing regularly in the same home as such person.

                  3.1.4 "Benefit for" means any transaction in which such person has a beneficial interest.

                  3.1.5 It shall be the responsibility of the Compliance Officer or his designee to see that such acknowledgment letter is executed before such person renders any further services to the firm.

         3.2 ANNUAL AFFIDAVIT. During January of each year, the Compliance Officer shall obtain from all personnel an annual affidavit and acknowledgment of the firm's Policy and each person's compliance with the Policy (Annual Update). A copy of such form is attached as Attachment B.

         3.3 TERMINATION AFFIDAVIT. When any person ceases to be associated with the firm, the Compliance Officer or his designee shall attempt to obtain from such person an acknowledgment of compliance with the Policy and an affidavit, through the date of termination. Although this may not always be possible, an effort should be made to obtain such an acknowledgment.

         3.4 RECORDS RELATING TO POLICY NOTIFICATION AND ACCOUNT AFFIDAVIT. The Compliance Officer or his designee will maintain appropriate files for personnel including:

                  3.4.1 the Policy Letter,

                  3.4.2 the Annual Update, and

                  3.4.3 any termination affidavit.

4.       PERSONAL TRANSACTIONS

         4.1      RECORDS OF ALL PERSONAL TRANSACTIONS.

                  4.1.1 As set forth in the Policy Letter, all personnel shall provide, in writing to the Compliance Officer, the name of any firm with which such person has an investment account in which securities may be purchased, sold or held for such person's benefit. The Compliance Officer shall also be provided with such firm's name, address and account number.

                  4.1.2 All personnel shall provide to the Compliance Officer copies of all account statements received on a monthly or quarterly basis with respect to any investment account in such person's name or otherwise report any purchase, sale or transaction in securities for which such person, or any member of his or her household has a beneficial interest.

         4.2 REVIEW OF TRANSACTIONS. The Compliance Officer shall, on a monthly basis, review all transactions by all personnel with a view to identifying transactions that may possibly involve the purchase or sale of securities based upon improper use of material non-public information. While it is obviously impossible to detect all such activities, or even be aware of all price movements and transactions in the marketplace, the Compliance Officer should review all transactions with a view to spotting unusual transactions.

         In that regard, particular attention should be paid to certain types of transactions possibly involving misuse of material non-public information. It is impossible to categorize all such types of transactions. Examples of the type of transactions that should be scrutinized would be transactions in securities involved in recent takeovers or tender offers, or securities whose prices have risen or changed dramatically. Attention should be directed to any large accumulations over a short period of time or other transactions, which would be unusual for such person, based upon financial circumstances, resources and position. Particular attention should be directed to options or other leveraged transactions in size.

         Attention should also be directed to any type or series of transactions, which would be unusual for such person considering that person's past investment practices. Transactions involving leveraged equity, options or futures transaction should be particularly examined. Transactions resulting in large profits should be examined. Sudden disposal of securities held for many years should be examined.

         4.3 RECORDS. The Compliance Officer should review each monthly account statement or other report of transactions showing this review. Copies of all documents should be retained for a period of six years.

5.       TRANSACTIONS BY OR FOR CLIENTS

         5.1 RECORD OF TRANSACTIONS BY OR FOR CLIENTS. The Compliance Officer should review weekly and monthly, all transactions executed by the firm for or on behalf of clients, for evidence of possible misuse of material non-public information. (See 4.2 above for some of the factors to be reviewed.)

         5.2 RECORD OF REVIEW. The Compliance Officer should record her review, through preparation of appropriate data entries.

6.       CONTACTS WITH ISSUERS AND OTHERS HAVING POSSIBLE NON-PUBLIC INFORMATION

         6.1 GENERAL POLICY. On behalf of the firm, investment personnel may contact issuers, other research firms, broker-dealers, financial firms and institutions, and probe such firms for financial and other important information concerning issuers, offers, industry trends, and market information. Only investment personnel are authorized to contact issuers and others having possible non-public information.

7.       RECEIPT OF POSSIBLE MATERIAL NON-PUBLIC INFORMATION

         7.1 In the event that investment personnel receive information from any source that might be considered non-public information and material, it should be brought to the attention of the Compliance Officer.

         7.2 A memorandum with respect to such information should be prepared and maintained. The Compliance Officer should determine what steps, if any, should be taken in accordance with legal requirements, including consulting with outside counsel and possibly notifying the source of the information, obtaining additional information or notifying appropriate government agencies.

                                  ATTACHMENT A


TO:               ALL REED, CONNER & BIRDWELL, LLC PERSONNEL
FROM:             DANIELE BEASLEY

RE: ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS AND POLICY CONCERNING MATERIAL NON-PUBLIC INFORMATION

A.       CODE OF ETHICS

                  Reed, Conner & Birdwell, LLC ("RCB") has adopted a written Code of Ethics (the "Code") to avoid potential conflicts of interest by RCB personnel. A copy of the Code is attached to this letter. As a condition of your continued employment with the firm you are required to read, understand and abide by the Code.

B.       POLICY CONCERNING MATERIAL NON-PUBLIC INFORMATION

                  RCB also has adopted a written policy (the "Policy") concerning the use and handling of material non-public information, a copy of which is attached. Acknowledgment of compliance with the Policy is an additional condition of continued employment with RCB.

                  RCB, as part of its compliance program, requires that all personnel furnish to the firm's Compliance Officer, the names and addresses of any firm with which you have any investment account. You are also required to furnish to the firm's Compliance Officer, copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales of securities in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household. Annually, you are required to furnish a report of your personal securities holdings. These requirements apply to any investment account, such as an account at a brokerage house; trust account at a bank, custodial account or similar types of accounts.

                  The firm's compliance program also requires that you report any instance whereby you may have come in contact with material non-public information. Please note that the enclosed Policy requires that if there is any information that you receive from any source that might be material non-public information, it should be brought to the attention of the Compliance Officer.

                  If you have any questions concerning this letter or the Policy, they should be directed to the firm's Compliance Officer, Daniele Beasley.


         -----------------------------------------------------------------------

                  I affirm that I have read the Code of Ethics, and the Policy Concerning Material Non-Public Information and the above letter. I agree to the terms and conditions set forth in the Code of Ethics, and the Policy Concerning Material Non-Public Information.


         ---------------------------------                  --------------------
                     Signature                                      Date

                                  ATTACHMENT B



TO:               ALL REED, CONNER & BIRDWELL, LLC PERSONNEL

FROM:             DANIELE BEASLEY

RE: ANNUAL UPDATE OF CODE OF ETHICS AND POLICY CONCERNING MATERIAL NON-PUBLIC INFORMATION

As part of the firm's compliance procedures, we annually obtain from all personnel certain affirmations with respect to activities in connection by the Code and Policy. A copy of the Code and the Policy are attached.

If you have any questions, please contact me.

                        ANNUAL AFFIRMATION OF COMPLIANCE

I affirm the following:

1. I have again read and, during the past year to the best of my knowledge, have abided in all material respects with the Code and the Policy.

2. I have provided to the firm's Compliance Officer the names and addresses of each investment account that I have with any firm, including, but not limited to, broker-dealers, banks and others.

3. I have asked to be provided to the Compliance Officer of the firm copies of account statements showing each and every transaction in any security that I have effected, or which has been effected for my benefit or for the benefit of any member of my household.

4. I have provided to the Compliance Officer a report of my personal securities holdings (limited to holdings with a value of $500 or more) for those securities not included on account statements previously provided.

5. I have not received a gift from any person or entity that does business with or on behalf of RCB, or seeks to do business with or on behalf of RCB greater than a $250 value. This excludes an occasional meal, ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose.



---------------------------------------------               --------------------
                  Signature                                         Date